Exhibit 5.1

[JONES DAY LETTERHEAD]

March 25, 2011

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Tower West Palm Beach, Florida 33401

Re:	Registration Statement on Form S-4 Filed by FTI Consulting, Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for FTI Consulting, Inc., a Maryland corporation (the “Company”), and the Subsidiary Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2020 of the Company (the “Exchange Notes”) for an equal principal amount of 6 3/4% Senior Notes due 2020 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of September 27, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the guarantors listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), the guarantors listed on Annex B hereto (each, an “Other Guarantor” and, collectively, the “Other Guarantors;” such Other Guarantors and the Covered Guarantors are collectively referred to as the “Subsidiary Guarantors”) and Wilmington Trust Company, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

FTI Consulting, Inc.

March 25, 2011

2.	The Subsidiary Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and collectively, the “Exchange Guarantees”) of each Covered Guarantor, when it is issued and delivered in exchange for the Subsidiary Guarantee of the Outstanding Notes (collectively, the “Outstanding Guarantees”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

3.	The Exchange Guarantee of each Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of that Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Other Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to (i) the laws of the District of Columbia, (ii) the laws of the State of New York and (iii) the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.

We are not admitted or qualified to practice law in the states of Maryland or Washington. Therefore, in rendering the opinions expressed in Paragraph 3 above, we have relied solely upon (i) the opinion of DLA Piper LLP, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Washington and (ii) the opinion of Eric B. Miller, a copy of which has been filed as Exhibit 5.3 to the Registration Statement, with respect to matters governed by the laws of the State of Maryland.

We hereby consent to the reliance upon the opinions expressed herein by (i) DLA Piper LLP for purposes of its opinions being delivered and filed as Exhibit 5.2 to the Registration

FTI Consulting, Inc.

March 25, 2011

Statement and (ii) Eric B. Miller for purposes of its opinions being delivered and filed as Exhibit 5.3 to the Registration Statement. We also hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Name of Covered Guarantor	State of Incorporation or Organization
Competition Policy Associates, Inc.	District of Columbia

FD MWA Holdings Inc.	Delaware

FD U.S. Communications, Inc.	New York

Annex B

Name of Other Guarantor	State of Incorporation or Organization

Attenex Corporation	Washington

Compass Lexecon LLC	Maryland

FTI, LLC	Maryland

FTI Cambio LLC	Maryland

FTI Consulting LLC	Maryland

FTI CXO Acquisition LLC	Maryland

FTI General Partner LLC	Maryland

FTI Hosting LLC	Maryland

FTI International LLC	Maryland

FTI Investigations LLC	Maryland

FTI SMG LLC	Maryland

FTI Technology LLC	Maryland